Exhibit 99.01

Contacts:	Julie Miller	Diane Carlini
	Intuit Inc.	Intuit Inc.
	Julie_Miller@intuit.com	Diane_Carlini@intuit.com
	858-215-8469	650-944-6251

Intuit Working With State Governments

to Solve Emerging Tax Fraud Problem

MOUNTAIN VIEW, Calif., Feb. 6, 2015 – Intuit Inc. (Nasdaq: INTU) today announced it is working with state agencies to address growing concerns over state tax fraud. During this tax season, Intuit and some states have seen an increase in suspicious filings and attempts by criminals to use stolen identity information to file fraudulent state tax returns and claim tax refunds.

After working with third-party security expert Palantir on a preliminary examination of recent fraud activities, Intuit believes that these instances of fraud did not result from a security breach of its systems and that the information used to file fraudulent returns was obtained from other sources outside the tax preparation process. The examination is ongoing.

“We understand the role we play in this important industry issue and continuously monitor our systems in search of suspicious activity,” said Brad Smith, Intuit president and chief executive officer. “We’ve identified specific patterns of behavior where fraud is more likely to occur. We’re working with the states to share that information and remedy the situation quickly. We will continue to engage them on an ongoing basis in an effort to stop fraud before it gets started.”

As it worked with state governments to assess and resolve the recent issues, Intuit took the precautionary step Thursday, Feb. 5, of temporarily pausing its transmission of state e-filing tax returns. Intuit will be working with the states today to begin turning transmissions back on. Customers who have already filed their state tax returns using Intuit software during this temporary pause will have their returns transitted as soon as possible. They do not need to take further action at this time. This action does not affect the filing of federal income tax returns, and is limited to those states that require residents to file returns.

To assist any customers who believe they are victims of tax fraud, Intuit has implemented a plan that includes a dedicated toll-free number, 800-944-8596, with direct access to specially trained identity protection agents who will provide comprehensive support and filing assistance. In addition, Intuit will provide identity protection services and free credit monitoring, as well as provide access to all versions of its software or to the assistance of one of Intuit’s credentialed tax experts who will prepare taxes for affected customers at no expense.

“We understand the pain and frustration identity thieves cause taxpayers,” Smith said. “We know how important tax time is and our number-one priority is making sure peoples’ returns are filed timely, accurately, and safely.”

In addition, Intuit will continue to apply the most advanced technologies and techniques on an ongoing basis to prevent and detect any suspicious tax filing activity.

About Intuit Inc.

Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.

Its flagship products and services include QuickBooks®, Quicken® and TurboTax®, which make it easier to manage small businesses and payroll processing, personal finance, and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while Demandforce® offers marketing and communication tools for small businesses. ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants.

Founded in 1983, Intuit had revenue of $4.5 billion in its fiscal year 2014. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

Cautions About Forward-looking Statements

This press release contains forward-looking statements, including statements regarding the expected results of our efforts to address the reported fraudulent activities and prevent fraud in the future. We cannot be certain that we will be able to do so quickly or completely. Detecting and eliminating fraudulent activity is inherently difficult, and those who perpetrate these fraudulent activities are continuously changing their methods to avoid detection. Accordingly, our efforts may not be successful and actual results may differ materially from our goals and expectations. We do not undertake any duty to update any forward-looking statement or other information in this press release.